Exhibit 99.1

ARIAD Announces Court Ruling Regarding NF-κB Patent Lawsuit with Lilly

CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 22, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) and its co-plaintiffs today announced that the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”) has ruled in favor of Eli Lilly & Co. following an en banc rehearing last December. The rehearing concerned a 2007 judgment that held Lilly liable for infringement of four claims of U.S. Patent No. 6,410,516 (the ‘516 patent). The Federal Circuit held that the four patent claims are invalid due to inadequate written description.

The co-plaintiffs include Harvard University, the Massachusetts Institute of Technology and the Whitehead Institute for Biomedical Research. Together with ARIAD, they had sued Lilly for infringing their pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity and had prevailed at trial.

“We are reviewing the ruling issued today by the Federal Circuit to assess our options in the case,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

The ‘516 Patent, issued in 2002, is based on the pioneering discoveries made by research groups led by Professors David Baltimore, Phillip Sharp and Tom Maniatis at the Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research and Harvard University. ARIAD is the exclusive licensee of the technology and patents.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and opinions at the time the release is issued and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals
Maria E. Cantor, 617-621-2208